Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of the 21st day of June, 2005, between Smart Online, Inc. (the “Company”) and Joan A. Keston (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company is engaged in the business of providing web-hosted applications and technology infrastructure syndication;

WHEREAS, the Company and the Employee wish to contract for the employment by the Company of the Employee, and the Employee wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company is an enterprise whose success is attributable largely to the creation and maintenance of certain Confidential Data (as defined below) and during the period of employment Employee will be situated to have access to and be knowledgeable with respect to the Confidential Data as well as the customers of the Company; and

WHEREAS, Company has a legitimate protectible business interest in the creation and maintenance of its Confidential Data and the protection of the identity of, and related information concerning, its customers and the Company’s customer lists; and

WHEREAS, the Company wishes to protect its Confidential Data from disclosure by Employee by means of the restrictive covenants contained in this Agreement and Employee agrees to such covenants in exchange for the Company’s commitment to continue to employ Employee and for other additional consideration agreed to between the parties;

THEREFORE, it is hereby agreed as follows:

1.    EMPLOYMENT PERIOD. The Company shall employ the Employee, and the Employee shall serve the Company, on the terms and conditions set forth in this Agreement. Such employment pursuant to the terms of this Agreement shall commence on June 21, 2005, and shall terminate on the first to occur of (i) the termination of this Agreement as provided herein, or (ii) June 30, 2006; provided, however, that if neither party has given written notice to the other, at least thirty (30) days prior to the expiration date then in effect, of the intention not to renew the Agreement beyond such expiration date, then the term of this Agreement shall automatically extend for an additional year at the conclusion of such expiration date. The term during which this Agreement is in effect is referred to herein as the “Employment Period.”

2.    POSITION AND DUTIES.

(a)    During the Employment Period, the Employee shall serve as a full-time employee of the Company as General Counsel and Corporate Secretary with such duties and responsibilities as are customarily assigned to such position and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to her by the President, Chief Executive Officer or Board of Directors.

(b)    During the Employment Period, the Employee shall devote his loyalty, attention, and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Employee under this Agreement, use the Employee’s best efforts to carry out such responsibilities faithfully and efficiently.

(c)    The Employee’s services shall be performed primarily at the Company’s headquarters in Durham, North Carolina.

3.    COMPENSATION.

(a)    Salary. The Employee’s base salary, payable monthly, shall be (i) $100,000 per annum for the period commencing on the date hereof through July 31, 2005, (ii) $125,000 per annum for the period commencing on August 1, 2005 through September 30, 2005 and (iii) $150,000 per annum for the period commencing on October 1, 2205 and continuing for the Employment Period. The base salary shall be reevaluated from time to time and is subject to such increases as the Board of Directors approves. The term “Annual Base Salary” shall refer to the base salary prevailing during the applicable period until such time of any increase in base salary whereupon it shall thereafter refer to such increased amount.

(b)    Stock. Effective as of July 22, 2005, the Company shall grant options to purchase 50,000 shares of the Company’s Common Stock to Employee, contingent upon Employee and Company executing an appropriate Stock Option Agreement in a form acceptable to the Company.

(c)    Fringe Benefits. Employee shall be entitled to all of the non-wage benefits the Company provides from time to time to all other full-time employees.

(d)    Withholding. All compensation paid pursuant to this Section 3 shall be subject to withholding of taxes and other amounts as shall be required by law.

3.    EXPENSES.

Company agrees to reimburse Employee for reasonable and necessary expenses incurred by Employee in the furtherance of the Company’s business in accordance with such procedures as the Company may from time to time establish.

4.    TERMINATION OF EMPLOYMENT.

(a)    By the Company. The Company may terminate the Employee’s employment at any time with immediate effect for Cause or without Cause.

(i)    “For Cause,” means unacceptable conduct, including:

A.    participation in a fraud or act of dishonesty against the Company;

B.    any chemical dependence which affects the performance of her duties and responsibilities to the Company;

C.    breach of Employee’s fiduciary obligations to the Company;

D.    Employee willfully fails to perform her duties;

E.    breach of the Company’s policies or any material provision of this Agreement;

F.    misconduct resulting in loss to the Company or damage to the reputation of the Company; or

G.    conduct by the Employee which, in the determination of the Company’s Board of Directors, demonstrates unfitness to serve.

(ii)    “Without cause” means termination of Employee’s employment for some reason other than that listed in Paragraph 4(b)(i) above. A termination of the Employee’s employment Without Cause shall be effective when communicated to the Employee by verbal or written notice.

(b)    By the Employee. The Employee may signify her intention to terminate her employment at any time upon the giving of thirty (30) days notice (“Notice Period”) to the Company of her intent to do so. Upon expiration of the Notice Period the termination will be effective and the Date of Termination will be effective as referred to below. The Company reserves the right to accelerate the effective “Date of Termination” in its discretion after the inception of the Notice Period.

(c)    Date of Termination. The “Date of Termination” means the date on which the termination of the Employee’s employment by the Company for Cause or without Cause is effective, or the date on which the termination of the Employee’s employment by the Employee is effective, as the case may be.

5.    REPRESENTATIONS AND WARRANTIES OF EMPLOYEE.

Employee represents and warrants that:

(a)    Employee is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of duties hereunder or other rights of the Company hereunder; and

(b)    To the best of Employee’s knowledge, Employee is under no physical or mental disability render her incapable of performing the essential functions involved in her anticipated duties or that would otherwise hinder the performance of duties under this Agreement.

6.    COVENANT NOT TO COMPETE.

Employee covenants that during the “Noncompetition Period,” as defined in paragraph 12, and within the “Noncompetition Area,” as defined in paragraph 13, she shall not, directly or indirectly, as principal, agent, consultant, trustee or through the agency of any corporation, partnership, association, or agency engage in the “Business,” as defined in paragraph 14. Specifically, but without limiting the foregoing, Employee agrees that during such period and within such area, she shall not do any of the following: (a) be the owner of the outstanding capital stock of any corporation which conducts a business of a like or similar nature to the “Business” (other than stock of a corporation traded on a national securities exchange or automated quotation service); (b) be an officer or director of any corporation which conducts a business of a like or similar nature to the “Business”; (c) be a member of any partnership which conducts a business of a like or similar nature to the “Business”; or (d) be a consultant to, an owner of or an employee of any other business which conducts a business of a like or similar nature to the Business.

7.    NONDISCLOSURE COVENANT.

(a)     The parties acknowledge that the Company is an enterprise whose success is attributable largely to the ownership, use and development of certain valuable confidential and proprietary information (the “Confidential Data”), and that Employee’s employment with the Company will involve Employee’s access to and work with such information. Employee acknowledges that her relationship with the Company is a confidential relationship. Employee covenants and agrees that (i) she shall keep and maintain the Confidential Data in strictest confidence, and (ii) she shall not, either directly or indirectly, use any Confidential Data for her own benefit, or divulge, disclose, or communicate any Confidential Data in any manner whatsoever to any person or entity other than employees or agents of the Company having a need to know such Confidential Data, and only to the extent necessary to perform their responsibilities on behalf of the Company, and other than in the performance of Employee’s duties in the employment by the Company. Employee’s agreement not to disclose Confidential Data shall apply to all Confidential Data, whether or not Employee participated in the development thereof. Upon termination of employment for any reason, Employee will return to the Company all documents, notes, programs, data and any other materials (including any copies thereof) in her possession.

(b)    For purposes of this Agreement, the term “Confidential Data” shall include any and all information related to the business of the Company, or to its products, sales or businesses which is not general public knowledge, specifically including (but without limiting the generality of the foregoing) all financial and accounting data; computer software; processes; formulae; inventions; methods; trade secrets; computer programs; engineering or technical data, drawings, or designs; manufacturing techniques; patents, patent applications, copyrights and copyright applications (in any such case, whether registered or to be registered in the United States of America or elsewhere) applied for, issued to or owned by the Company; information concerning pricing and pricing policies; marketing techniques; suppliers; methods and manner of operations; and information relating to the identity, needs and location of all past, present and prospective customers. The parties stipulate that as between them the above-described matters are important and confidential and gravely affect the successful conduct of the business of the Company and that any breach of the terms of this paragraph shall be a material breach of this Agreement.

8.    NONSOLICITATION/INTERFERENCE.

(a)    The Employee covenants that during the Noncompetition Period and in the Noncompetition Area, she shall not directly or indirectly, on behalf of herself or on behalf of any other person, firm, partnership, corporation, association or other entity, call upon any of the customers or clients of the Company for the purpose of soliciting or providing any product or service similar to that provided by the Company nor will he, in any way, directly or indirectly, for himself, or on behalf of any other person, firm, partnership, corporation, association, or other entity solicit, divert or take away, or attempt to solicit, divert, or take away any of the customers, clients, business, or patrons of the Company.

(b)    The Employee covenants that during the Noncompetition Period and in the Noncompetition Area, she shall not directly or indirectly, on behalf of herself or on behalf of any other person, firm, partnership, corporation, association or entity, contract with, induce or attempt to influence, any individual or entity who is an employee, contractor, agent or representative of the Company to terminate or otherwise impair her employment or relationship with the Company.

9.    INVENTIONS.

All inventions, designs, improvements and developments made by Employee, either solely or in collaboration with others, during her employment with the Company, whether or not during working hours, and relating to any methods, apparatus or products which are manufactured, sold, leased, used or developed by the Company or which pertain to the Business (the “Developments”), shall become and remain the property of the Company. Employee shall disclose promptly in writing to the Company all such Developments. Employee acknowledges and agrees that all Developments shall be deemed “works made for hire” within the meaning of the United States Copyright Act, as amended. If, for any reason, such Developments are not deemed works made for hire, Employee shall assign, and hereby assigns, to the Company, all of Employee’s right, title and interest (including, but not limited to, copyright and all rights of inventorship) in and to such Developments. At the request and expense of the Company, whether during or after employment hereunder, Employee shall make, execute and deliver all application papers, assignments or instruments, and perform or cause to be performed such other lawful acts as the Company may deem necessary or desirable in making or prosecuting applications, domestic or foreign, for patents (including reissues, continuations and extensions thereof) and copyrights related to such Developments or in vesting in the Company full legal title to such Developments. Employee shall assist and cooperate with the Company or its representatives in any controversy or legal proceeding relating to such Developments, or to any patents, copyrights or trade secrets with respect thereto. If for any reason Employee refuses or is unable to assist the Company in obtaining or enforcing its rights with respect to such Developments, Employee hereby irrevocably designates and appoints the Company and its duly authorized agents as Employee’s agents and attorneys-in-fact to execute and file any documents and to do all other lawful acts necessary to protect the Company’s rights in the Developments. Employee expressly acknowledges that the special foregoing power of attorney is coupled with an interest and is therefore irrevocable and shall survive (i) Employee’s death or incompetency and (ii) any termination of this Agreement.

10.    INDEPENDENT COVENANTS.

Each of the covenants on the part of Employee contained in paragraphs 6, 7, 8, and 9 of this Agreement shall be construed as an agreement independent of each other such covenant. The existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any such covenant.

11.    REASONABLENESS; INJUNCTION.

Employee acknowledges that the covenants contained in this agreement are reasonably necessary and designed for the protection of the Company and its business, and that such covenants are reasonably limited with respect to the activities prohibited, the duration thereof, the geographic area thereof, the scope thereof and the effect thereof on Employee and the general public. Employee further acknowledges that violation of the covenants would immeasurably and irreparably damage the Company, and by reason thereof Employee agrees that for violation or threatened violation of any of the provisions of this Agreement, the Company shall, in addition to any other rights and remedies available to it, at law or otherwise, by entitled to any injunction to be issued by any court of competent jurisdiction enjoining and restraining Employee from committing any violation or threatened violation of this Agreement. Employee consents to the issuance of such injunction.

12.    NONCOMPETITION PERIOD.

This Agreement shall remain enforceable during Employee’s employment with the Company and for a period of one year after termination of Employee’s employment for any reason (such period not to include any period(s) of violation or period(s) of time required for litigation to enforce the covenants set forth herein).

13.    NONCOMPETITION AREA.

(a)    Employee acknowledges and agrees that the Company does business on an international basis and that Employee will assist Company in developing Company’s business in both the United States and Europe, with customers throughout the United States and additionally existing in Europe, particularly servicing France, Spain, United Kingdom and Germany, and that any breach of Employee’s covenants contained herein would materially damage the Company, regardless of the area of the world in which the activities constituting such breach were to occur. Accordingly, the terms and provisions of this Agreement shall apply in the following Noncompetition Area:

(i)    The State of North Carolina;

(ii)    Any state other than North Carolina where Company conducts the “Business” and in or for which the Employee assists or performs services assisting Company;

(iii)    Any political subdivision of foreign countries where Company does “Business” or will do “Business” during the period of employment; and

(iv)    Any other state, country, or political subdivision where Company does “Business” and in or for which the Employee assists or performs services assisting Company.

14.    BUSINESS.

For the purposes of this Agreement, the “Business” shall include any business, service, or product engaged in, provided, or produced by the Company from the date of this Agreement to the date of the termination of the employment, including, but not limited to: (i) the business of development, production, marketing, design, manufacturing, leasing or selling software related to business plans, legal services, whether for use by professionals or consumers; (ii) providing web-hosted applications and technology infrastructure syndication and/or (iii) any other business conducted by the Company immediately prior to the date of termination of Employee’s employment or in which the Company shall at the time of termination of Employee’s employment with the Company be actively preparing to enter.

15.    MISCELLANEOUS.

(a)    This Agreement shall be subject to and governed by the substantive laws of the State of North Carolina, without giving effect to the conflicts of laws provisions thereof. The Employee hereby submits to the jurisdiction and venue of the state and federal courts of North Carolina, and Employee agrees that the Company may, at its option, enforce its rights hereunder in such courts.

(b)    Company’s failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision.

(c)    This Agreement may not be modified except by an agreement in writing executed by the parties. The parties expressly waive their right to orally modify this provision.

(d)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

(e)    This Agreement shall not be assignable without the written consent of the Company and Employee.

(f)    This Agreement expresses the whole and entire Employment Agreement between the parties and supersedes and replaces any prior employment Agreement, understanding or arrangement between Company and Employee.

IN WITNESS WHEREOF, the parties executed this Agreement as of the day and year first above written.

SMART ONLINE, INC.

By: /s/ Michael Nouri
Title: CEO

WITNESS: /s/ Patricia Rodenburg	EMPLOYEE: /s/ Joan Keston